Schedule 14A Information


Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934


Filed by Registrant  xx
xxDefinitive Proxy Statement

Crompton & Knowles Corporation
Name of Registrant as Specified in its Charter


John T. Ferguson, II
Name of Person Filing Proxy Statement


Payment of Filing Fee

xx    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
or
      14a-6(j)(2)


Notice of 1994 Annual Meeting of the Stockholders



To the Stockholders:

     The 1994 annual meeting of the stockholders of Crompton & Knowles Corporation will be held at The Metropolitan Club, One East
Sixtieth Street, New York, New York, on Tuesday, April 12,
1994, at
11:15 A.M. in the morning, eastern standard time, to consider and act upon the following matters:

     1.   The election of four directors to serve for a term

    expiring in 1997, described beginning at page __ of

the Proxy Statement which follows;

     2.   A proposal to ratify the selection by the Board of

    Directors of an independent auditor for 1994, described beginning at page __;

     3. A proposal to approve the material terms of the performance goal under which annual incentive compensation is determined under the Annual
          Incentive Compensation Plan for "A" Group of Senior

     Executives, described beginning at page __; and

     4.   Such other business as may properly come before the

     meeting.

     All stockholders of the Corporation are cordially invited to attend. Stockholders of record at the close of business on February 11, 1994, are entitled to notice of the annual meeting and may vote at the meeting and any adjournment thereof. We urge you to date, sign and return the enclosed proxy promptly whether or not you plan to attend the annual meeting. If you attend the meeting, you may still vote your shares in person, if you wish.

By Order of the Board of Directors,


JOHN T. FERGUSON, II
Secretary

March 11, 1994

Crompton & Knowles Corporation, One Station Place, Metro
Center, Stamford, CT 06902

Proxy Statement

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Crompton
&
Knowles Corporation (the "Corporation") for use at the annual meeting of the stockholders of the Corporation to be held on April
12, 1994, at The Metropolitan Club, One East Sixtieth Street,
New
York, New York, and at any adjournment thereof.
     Holders of Common Stock of the Corporation of record at the close of business on February 11, 1994, the record date, are entitled to notice of and to vote at the meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 51,306,868 shares of Common Stock, each of which is entitled to one vote. The Corporation has no other voting securities issued and outstanding.

     If a stockholder is participating in the Corporation's
Dividend Reinvestment Plan, the shares held in a person's account under the Plan will be voted automatically in the same way that such person's shares held of record are voted.

     Any stockholder giving a proxy may revoke it by executing another proxy bearing a later date or by notifying the Secretary in writing at any time prior to the voting of the proxy.
Mere attendance at the annual meeting does not revoke a proxy.

     The Corporation's annual report for the fiscal year ended
December 25, 1993, accompanies this Proxy Statement. It is not proxy soliciting material nor is it incorporated herein by reference.

     This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about March 11, 1994.
PRINCIPAL HOLDERS OF VOTING SECURITIES

     The only person known to the Board of Directors to have been the beneficial owner of more than 5% of the Corporation's outstanding voting securities as of February 11, 1994, is as follows:

Title    Name and Address      Amount and Nature     Percent of
of
Class of Beneficial Owner   of Beneficial Owner   Class

Common   Baring America Asset     2,832,228             5.5%

   Management Company,Inc.  Common Stock
         150 Federal Street
         Boston, MA 02110




ELECTION OF FOUR DIRECTORS

The By-Laws of the Corporation provide for a Board of Directors of
not less than six nor more than fifteen members, as
determined from time to time by resolution of the Board, divided into three classes. Directors of one class are elected each year for a term of three years. There are presently eleven directors in office, four of whom are to be elected at this year's meeting as Class III directors whose term will
expire at the 1997 annual meeting, three of whom are Class I directors whose term expires at the 1995 annual meeting, and four of whom are Class II directors whose term expires at the 1996 annual meeting. The Board has nominated the four persons named below to serve as Class III directors for a three-year term expiring at the 1997 annual meeting and until their respective successors are elected and have qualified. Shares represented by the accompanying proxy are intended to be voted, unless authority so to vote is withheld, for such nominees. The Class III nominees include members of the present Board who have served as directors since the dates set forth after their
names.
All of the nominees and all of the incumbent directors have previously been elected by the stockholders except Mr. Higdon, who was elected by the Board on October 20, 1993. If any of the nominees is not available, an event not anticipated, the proxies will be voted for the other nominees and for a
substitute if any is designated by the Board of Directors. Mr. Buchanan, who has reached age 70, the normal retirement age for directors, retires from the Board effective on the date of the 1994 annual meeting.

Nominees For Director

CLASS III (to serve until the annual meeting of stockholders in 1997):

Robert A. Fox, 56, is President and Chief Executive Officer of Foster Farms, a privately held, integrated poultry company, Livingston, CA. He is former Executive Vice President of Revlon, Inc., a cosmetics, fragrances and toiletries manufacturer, New York, NY; former Chairman and Chief Executive Officer of Clarke Hooper America, an international marketing services firm, Irvine, CA; and former President and Chief Operating Officer of Continental Can Company, Inc., a packaging products company, Norwalk, CT. Mr. Fox has been a director of the
Corporation since 1990 and is a member of the Executive Compensation Committee and Nominating Committee. He is also a director of the American Balanced Fund, the Growth Fund of America, the New Perspective Fund and the Income Fund of America, and a trustee of the Euro-Pacific Growth Fund.


Roger L. Headrick, 57, is President and Chief Executive Officer of the Minnesota Vikings Football Club, Eden Prairie, MN, and President and Chief Executive Officer of ProtaTek International, Inc., a biotechnology animal vaccine company, St.
Paul, MN. Mr. Headrick is former Executive Vice President and Chief Financial Officer of The Pillsbury Company, a food processing and restaurant company, Minneapolis, MN. He has been a director of the Corporation since 1988 and is Chairman of the Nominating Committee and a member of the Executive
Compensation Committee. He also serves as a director of Caremark International Inc.

Leo I. Higdon, Jr., 47, is Dean of the Darden Graduate School of Business Administration at the University of Virginia, Charlottesville, VA. He is a former
Managing Director and member of the Executive Committee of Salomon Brothers, an investment banking firm, New York, NY. Mr.
Higdon became a director of the Corporation in 1993 and is a member of the Audit Committee and the Nominating Committee. He is a director of CPC International Corporation.

Howard B. Wentz, Jr., 64, is Chairman of the Board and a Director of Esstar Corporation, a manufacturer of portable electric tools and architectural hardware, New Haven, CT and Chairman of the Board of Tambrands Inc., a manufacturer of feminine personal products, White Plains, NY. He is former Chairman, President and Chief Executive Officer of Amstar Corporation, a manufacturer of sugar products and electric and mechanical components and tools, Stamford, CT. Mr. Wentz has been a director of the Corporation since 1987 and is Chairman of the Audit Committee. He also serves as a director of Colgate-Palmolive Company.

Incumbent Directors

CLASS I (to serve until the annual meeting of stockholders in 1995):

James A. Bitonti, 63, is President and Chief Executive Officer of
TCOM, L.P., an aerostat systems manufacturer, integrator and operator, Columbia, MD. He is a retired Vice President of International Business Machines Corporation, where he held the positions of Assistant Group Executive of the Asia/Pacific Group and President of the Communication Products Division. Mr.
Bitonti has been a director of the Corporation since 1983 and is
Chairman of the Executive Compensation Committee. He also serves as a director of E-Systems, Inc., and as a director and the Chief
Executive Officer of KFX, Inc.

Michael W. Huber, 64, is retired Chairman of the Board of J. M. Huber Corporation, a diversified manufacturing and natural resource development company, Edison, NJ. He has been a director of the Corporation since 1983 and is a member of the Executive Compensation Committee and the Audit Committee. He also serves as a director of J. M. Huber Corporation.

Warren A. Law, 69, is Chairman of the Board of Mezzanine Capital Corporation, a capital holding company, St. Helier, Jersey,
Channel Isles, and retired Professor, Graduate School of
Business
Administration, Harvard University, Cambridge, MA. He has been a director of the Corporation since 1975 and is a member of the Executive Compensation Committee and the Audit Committee. Mr. Law is also a director of Dynatech Corp. and Charter Power Systems, Inc.

CLASS II (to serve until the annual meeting of stockholders in 1996):

Harry W. Buchanan, 70, is retired Chairman of the Board of
Virginia Chemicals Inc., an industrial chemicals manufacturer, Portsmouth, VA, and a former Vice President of Celanese
Corporation. He has served as a director of the Corporation since
1977 and is a member of the Audit Committee and the Nominating Committee.

Vincent A. Calarco, 51, Chairman of the Board, President and
Chief
Executive Officer of the Corporation. He is former Vice President for Strategy and Development, Uniroyal, Inc., and former President of Uniroyal Chemical Company. Mr. Calarco has been a director since 1985. Mr. Calarco also serves as a director of Caremark International Inc. and J. M. Huber Corporation.

Charles J. Marsden, 53, Vice President-Finance and Chief
Financial Officer of the Corporation. Mr. Marsden has been a director of the Corporation since 1985.

C.A. (Lance) Piccolo, 53, is Chairman and Chief Executive Officer of Caremark International Inc., a provider of alternate-site health-care services, Northbrook, IL. He is former
Executive Vice President of Baxter International Inc., a supplier of health-care products, Deerfield, IL. He has been a director of the Corporation since 1988 and is a member of the Audit Committee and the Nominating Committee. Mr. Piccolo is also a director of
Orthomet, Inc.

Board Meetings and Committees

     The Board of Directors held five regular meetings during 1993.

All of the directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served in 1993.

     The Board has established three committees to assist it in the discharge of its responsibilities.

     The Audit Committee, no member of which is an employee of the
Corporation, meets periodically with the Corporation's independent auditor to review the scope of the annual audit and the policies relating to internal auditing procedures and controls and provides general oversight with respect to the accounting principles employed in the Corporation's financial reporting. The Audit Committee also recommends to the Board each year the selection of the auditor, has responsibility for approving professional non-audit services provided by the independent auditor prior to the performance of such services, considers the possible effect of providing such non-audit services on the auditor's independence, and reviews the range of fees of the auditor for both audit and non-audit services. The Audit Committee held two meetings during 1993.

     The Committee on Executive Compensation is composed of directors who are not employees of the Corporation. Its functions include approval of the level of compensation for executive officers serving on the Board, adoption of bonus and deferred compensation plans and arrangements for executive officers, and administration of the Corporation's stock option plans and its 1988 Long-Term Incentive Plan (the "1988 Plan"). The
Executive Compensation Committee held two meetings during 1993.

     The Nominating Committee is also composed of directors who are not employees of the Corporation. The Committee makes recommendations with respect to the organization, size, and composition of the Board, identifies suitable candidates for Board membership and reviews their qualifications, proposes a slate of directors for election by the stockholders at each annual meeting, and assists the Board in providing for orderly succession in the top management of the Corporation. The
Nominating Committee met twice in 1993.

Compensation of Directors

     Directors who are employees of the Corporation receive no additional compensation for services on the Board of Directors.

Members of the Board who are not employees receive an annual retainer of $20,000 (committee chairmen receive an additional retainer of $2,500) and a fee of $7,500 for meeting service, and are reimbursed for expenses incurred in attending meetings. The
Corporation also provides $25,000 of term life insurance and accidental death and travel insurance coverage for each non-employee director.


     Under the Crompton & Knowles Corporation Restricted Stock Plan for Directors, one quarter of each director's retainer and fees is paid in shares of the Corporation's Common Stock. A director may elect to receive any portion or all of the remainder of the retainer and fees in Common Stock under the plan.
All shares issued under the plan are held by the Corporation until the recipient of the shares leaves the Board, however the directors receive all dividends on the shares and may vote the shares.

     At the 1993 annual meeting, the stockholders approved the Crompton & Knowles Corporation 1993 Stock Option Plan for Non-Employee Directors. The plan provides for the issuance to non-employee directors on the date of the first meeting of the Board each year of an option to purchase that number of full shares of the Corporation's Common Stock determined by dividing the amount of the annual retainer payable to non-employee directors for service on the Board by the fair market value of the stock on the date of the grant. The exercise price of the options is to be equal to such fair market value on the date of grant. The options are to vest over a two year period and are to be exercisable over a ten year period from the date of grant. The plan provides for the grant of options with respect to a maximum of 100,000 shares of stock. Options to be granted under the plan are nonstatutory options not intended to qualify as incentive stock options under the Internal Revenue Code of 1986.


Stockholder Nominations

     The Nominating Committee will consider qualified candidates proposed by stockholders for Board membership in accordance with the procedure set forth in the By-Laws. Any stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by mail, postage prepaid, to the Secretary of the Corporation not later than (a) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;
(iv)
such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and
Exchange Commission; and (v) the consent of each nominee to serve as a director of the Corporation, if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

SECURITY OWNERSHIP OF MANAGEMENT

     The nominees and incumbent directors and the executive officers of the Corporation have advised that they were directly or indirectly the beneficial owners of outstanding Common
Stock of the Corporation at the close of business on February
11,
1994, as set forth below, in each case
representing less than one percent of such shares outstanding except as otherwise indicated.

                                    Amount and
                                    Nature of
Title      Name of Beneficial       Beneficial      Percent of
of
Class   Owner                    Ownership (1)      Class


Common     VINCENT A. CALARCO       1,557,878 (2)        3.0%

"          JAMES A. BITONTI            22,985 (3)
"          HARRY W. BUCHANAN            4,457
"          ROBERT A. FOX                5,199
"          ROGER L HEADRICK            49,249
"          LEO I. HIGDON, JR.            321
"          MICHAEL W. HUBER            11,535
"          WARREN A. LAW                6,585
"          CHARLES J. MARSDEN         488,684 (4)
"          C.A. (LANCE) PICCOLO         8,305
"          HOWARD B. WENTZ, JR.        21,229
"          ROBERT W. ACKLEY           327,129 (5)
"          EDMUND H. FORDING, JR.      75,754 (6)
"          MARVIN H. HAPPEL           141,895 (7)
"          DIRECTORS AND
           EXECUTIVE OFFICERS
           AS A GROUP
           (18 persons)             2,999,094 (8)        5.7%

1 Except as noted below, the officers and directors have both sole voting and sole investment power over the shares reflected in this table.

2 Includes 770,160 shares which Mr. Calarco had the right to acquire through stock options exercisable within 60 days of February 11, 1994; 260,862 shares held under the 1988 Plan and the
Employee Stock Ownership Plan, as to which he has voting but no investment power; 252,974 shares owned jointly with his wife; and
59,072 shares owned by his wife and 17,354 shares held by him or his wife as custodian for their children, as to which he disclaims beneficial ownership.

3 Includes 11,200 shares owned jointly by Mr. Bitonti with his wife; and 4,800 shares owned by his wife as to which he disclaims beneficial ownership.

4 Includes 233,426 shares which Mr. Marsden had the right to acquire through stock options exercisable within 60 days of February 11, 1994; 94,602 shares held under the 1988 Plan and the
Employee Stock Ownership Plan, as to which he has voting but no investment power; and 20,000 shares owned by his wife as to which he disclaims beneficial ownership.

5 Includes 41,000 shares which Mr. Ackley had the right to acquire through stock options exercisable within 60 days of February 11, 1994; 50,865 shares held under the 1988 Plan and the
Employee Stock Ownership Plan, as to which he has voting but no investment power; and 2,400 shares owned by his wife and 2,400 shares in an estate for which he is co-executor, as to which he disclaims beneficial ownership.

6 Includes 55,000 shares which Mr. Fording had the right to acquire through stock options exercisable within 60 days of February
11,
1994; and 12,704 shares held under the 1988 Plan and the Employee
Stock Ownership Plan, as to which he has voting but no investment power.

7 Includes 29,676 shares which Mr. Happel had the right to acquire through stock options exercisable within 60 days of February 11, 1994; 37,855 shares held under the 1988 Plan and the
Employee Stock Ownership Plan, as to which he has voting but no investment power; 15,231 shares owned jointly with his wife; and
6,275 shares held as custodian for his children, as to which he disclaims beneficial ownership.

8 Includes 1,202,226 shares which the officers and directors in the group had the right to acquire through stock options exercisable within 60 days of February 11, 1994.

REPORT OF THE COMMITTEE ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

     The compensation program for the Corporation's executive officers is administered in accordance with a pay for performance philosophy to link executive compensation with the values, objectives, business strategy, management initiatives and financial performance of the Corporation. In addition, a significant portion of each executive officer's compensation is contingent upon the creation of shareholder value.

     The Committee on Executive Compensation of the Board (the "Committee") believes that stock ownership by management and restricted stock-based performance compensation plans serve to align the interests of management and other shareholders in the enhancement of shareholder value. The Committee further maintains that long-term strategic leadership commitment is promoted through vesting a significant portion of restricted stock performance awards at retirement.

     The compensation of the Corporation's executive officers is comprised of cash and equity components and is designed to be competitive and highly leveraged based upon corporate financial performance and shareholder returns. The compensation program provides an opportunity to earn compensation that is between the 50th to 75th percentile within the chemical industry as well as within a broader group of companies of comparable size and complexity. Actual compensation levels may be greater or less than average competitive levels in surveyed companies based upon annual and long-term performance of the Corporation as well as individual performance. The measures of performance utilized under the Corporation's compensation plans are as follows:

     Annual actual after-tax earnings performance versus targeted after-tax earnings performance

     Annual actual return on capital performance versus targeted return on capital performance

     Annual actual revenue performance versus targeted revenue

 performance

     Three year average annual return on equity and cumulative

 percentage after-tax earnings per share growth.

Base Salaries

     Base salaries and salary ranges for the executive officers are based upon competitive norms gathered from several national and highly recognized compensation services. The Committee on Executive Compensation reviews and approves the salary ranges for the executive officers.

Management Incentive Plan

     The Corporation's Management Incentive Plan is an annual incentive program for executive officers and other key managers. The purpose of the plan is to provide a direct financial incentive in the form of an annual cash award to executives who achieve the annual goals for their business unit and the Corporation. The plan includes the Annual Incentive Compensation Plan for "A" Group of Senior Executives, which provides for an annual incentive pool for eligible executives based upon the Corporation's return on stockholders' equity. Awards from the incentive pool are made annually by the Committee on Executive Compensation, with the maximum award not to exceed 100% of a participant's base salary. At the present time,
Mr. Calarco is the only participant authorized to receive such awards.

     The other officers named in the compensation table below participate in a plan which provides for the payment of annual awards from a fund established with reference to the
return
on capital employed of the Corporation as a whole, or of the division for which the officer is responsible. Assuming a stipulated level for return on capital employed has been attained, individual awards are based on the achievement of specific objectives related to both quantitative factors (such as budgeted sales and earnings) and qualitative measures of performance. Target awards are set at a competitive level within the chemical industry as well as a broader group of companies of comparable size and complexity. The maximum annual incentive award which may be earned under this plan is 50%
of an individual's base salary for the year.

Stock Options and Restricted Stock

     The stock option and restricted stock program is a long-term incentive plan for the Corporation's executive officers and other key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Corporation's Common Stock.

     The executive officers listed in the compensation table below receive a major portion of their compensation in the form of shares of the Corporation's Common Stock. They receive annual grants of stock options, priced at fair market value on the date of grant. The 1993 grants were between the 50th and 75th percentiles of all companies included in industrial company survey data available to the Committee.

     In addition, the Corporation's executive officers have received the opportunity under the 1988 Plan to earn shares of restricted stock based upon the Corporation's cumulative after tax earnings growth and return on equity over a three-year period, the current period being 1992 - 1994. These grants have the potential to deliver above-average compensation if the goals are met. If the employment of an individual terminates after an award is earned for any reason other than death, disability, retirement, or a change in control of the Corporation, any shares that have not vested will be forfeited.

The Corporation exceeded the performance criteria established under
the 1988 Plan for the period 1989 - 1991 . Awards for the 1989
- -
1991 period vest and are distributed to individuals in Common Stock of the Corporation in five installments, the first two having been distributed on December 9, 1992, and December 6, 1993, and the three remaining to be distributed at the end of each of the next two years and a final one upon retirement. If the employment of an individual terminates for any reason other than death, disability, retirement or a change in control of the Corporation, all shares that have not vested will be forfeited.

Compensation of Chief Executive Officer

     Mr. Calarco's base salary for 1993 was $475,000, an increase of $25,000 over the 1992 level. This increase was granted in recognition of Mr. Calarco's strong personal leadership in attaining record return on equity, earnings and revenues during a recessionary period, and to maintain his base compensation at a level which is competitive with that of other executives in the chemical industry as well as executives in a broader group of companies of a size and complexity comparable to that of the Corporation. The Board of Directors is presenting the material terms of the performance goal for the CEO's annual incentive plan to the shareholders for approval so that the plan will be "performance-based" under Section 162(m) of the Internal Revenue Code and amounts paid under the plan will be fully deductible. The Executive Compensation Committee administers the
Annual Incentive Compensation Plan for "A"
Group of Senior Executives. Currently, the CEO is the only participant in this plan. Each year, a pool of funds is made available under this plan based upon the Company's return on equity
(ROE). At higher ROE levels, larger percentages of net income are allocated to the pool. The maximum incentive which the CEO may receive is equal to the lesser of 100% of salary or $650,000. The maximum award may be reduced if other goals, such as those for revenue and earnings growth, are not achieved. Based on the performance of the Company in 1993 and the achievement of a return on equity of 23.1%, growth in earnings from operations of 20.0% and revenue growth of 8.0%, Mr. Calarco earned
$495,000 under the Annual Incentive Compensation Plan for "A" Group of Senior Executives, which is 100% of his current salary. The Committee believes Mr. Calarco has managed the Corporation extremely well in a particularly challenging business climate and has achieved above average results in comparison to others in the chemical industry. For example, the
Company's ROE for 1993 was 21.7% versus 15.7% for the peer group of
22 specialty chemical companies reflected in the performance graph on page 9 below. The stock options granted to
Mr. Calarco during 1993 are consistent with the design of the Corporation's executive compensation program and are shown in the compensation table below.

Tax Deductibility of Executive Compensation

     The Committee's policy on the tax deductibility of compensation paid to the Corporation's CEO and other executive officers is to maximize deductibility to the extent possible without abdicating all of its discretionary power. To this end, the Committee has reviewed all of the Corporation's plans and has taken several actions as follows. First, the Committee has assured that the gains on non-qualified stock option grants will be deductible by amending the 1988 Long-Term Incentive Plan to place a limit on the number of options shares that one individual may receive. The limit is 25% of the total share authorization. Secondly, the Committee is requesting shareholder approval for the material terms of the performance goal for the CEO's annual incentive plan so that it will be fully deductible as performance-based compensation. And, thirdly, the Committee has resolved to continue the practice of not repricing options, incluidng all options outstanding as of February 17, 1993.

Committee on Executive Compensation

     Decisions on compensation of the Corporation's executive officers are made by the five member Committee on Executive Compensation, a committee of the Board of Directors composed of the persons listed below, all of whom are non-employee directors. The Committee has retained an independent executive compensation consultant to evaluate the Corporation's executive compensation program and has access to independent compensation data. In 1993, the Committee and the consultant met and the consultant continues to believe that the Corporation's executive compensation program was appropriately structured and focused both on short and long-term performance; rewarded above average corporate performance in terms of profitability and growth in shareholder value; and delivered competitive levels of compensation when compared to the financial performance among the Corporation's peer companies.

The Committee on Executive Compensation:

James A. Bitonti, Chairman
Robert A. Fox
Roger L. Headrick
Michael W. Huber
Warren A. Law

     Notwithstanding anything to the contrary set forth in any
of
the Corporation's previous filings under the Securities Act of
1933
or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of the Committee on Executive Compensation and the following Performance Graph shall not be deemed incorporated by reference into any such filings.

PERFORMANCE GRAPH

The following chart sets forth the data points for the Performance Graph comparing the cumulative total return on the Common Stock of the Corporation for the last five fiscal years with the comparable returns on the Standard & Poor's 500 Stock Index and a peer group of 22 specialty chemical companies, assuming the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the peer group companies on December 31, 1988 and the reinvestment of dividends. The peer group investment is weighted based on total market capitalization at the beginning of each year.

              1988    1989    1990   1991   1992   1993

C&K           $100    $206    $235   $603   $630   $634
S&P 500       $100    $132    $127   $166   $179   $197
Peer Group    $100    $131    $141   $213   $234   $242

     The following 22 companies comprise the specialty chemical peer group: Betz Laboratories, Inc., The Dexter Corporation, Ecolab
Inc., Engelhard Corporation, Ethyl Corporation, Ferro
Corporation,
H.B. Fuller Company, Great Lakes Chemical
Corporation, M. A. Hanna Company, International Flavors & Fragrances Inc., Lawter International, Inc., Loctite Corporation, The Lubrizol Corporation, Nalco Chemical Company, Pall
Corporation, Petrolite Corporation, Quaker Chemical Corporation, RPM, Inc., A. Schulman, Inc., Sigma-Aldrich Corporation, Valspar Corporation, and Witco Corporation.


EXECUTIVE COMPENSATION

     The following tables set forth information concerning compensation paid or to be paid to the chief executive officer of the Corporation and each of the four most highly compensated executive officers of the Corporation other than the chief executive officer, for services to the Corporation in all capacities during 1991, 1992 and 1993, and options granted to and exercised by the same individuals during the period indicated.

         Summary Compensation Table


                                     Long Term Compensation
                                              Awards
                   Annual
Name and           Compensation       Restricted    Securities        All Other
Principal                              Stock        Underlying       Compensa-
Position         Year   Salary  Bonus   Awards        Options          tion
                          ($)    ($)   ($)(1)         (#)(2)           ($)(3)



V. A. Calarco       1993  472,917  495,000      --       60,000       105,480
Chairman of         1992  445,834  450,000   4,298,781   50,000        96,049
  the Board,        1991  398,750  400,000    --         90,000        86,100
President &
CEO

Charles J.          1993  230,000  112,000        --      17,000       44,393
Marsden,V.P.-       1992  218,917  110,000      923,234   14,500       40,238
Finance and         1991  207,000  110,000        --      29,000       34,372
Chief Financial
Officer

Robert W.           1993  188,750  100,000        --      16,000       33,357
Ackley,V.P.         1992  174,168   95,000      722,531   13,000       31,368
and Pres.           1991  163,750   90,000        --      23,000       31,254
Davis-
Standard
Division

Edmund H.           1993  166,000   59,000        --      11,500       25,531
Fording,Jr.         1992  158,213   54,000      573,438    8,000       23,690
V.P. and Pres.      1991  153,125   50,000        --      16,000       20,772
Dyes & Chem. Div. -
U.S. Operations

Marvin H.           1993  151,000   72,800        --       9,000       27,169
Happel,V.P.         1992  143,333   70,000      497,744    7,500       28,595
Organization        1991  135,333   70,000        --      14,400       24,210


1 Except as noted below, the entire restricted stock grant in 1992 for each of the persons shown in the table must be earned during the 1992-1994 performance cycle by achievement of targeted after-tax earnings growth and returns on equity during the period. If an award is earned, it will be distributed in Common Stock of the Corporation in four equal installments, one at the end of each of the three years 1995-1997 and a final one upon retirement. Should the employment of an individual terminate after an award is earned for any reason other than death, disability, retirement, or a change in control of the Corporation, any shares that have not vested will be forfeited. In April, 1992, Mr. Calarco was granted an additional 10,000 shares of restricted stock which vest and are to be distributed in five equal, annual installments beginning in 1993. If his employment terminates for any reason other than death, disability, retirement, or a change in control of the Corporation, any shares that have not vested will be forfeited. Total restricted stock outstanding for the persons shown in the table at the end of fiscal year 1993: Vincent A. Calarco, 504,300 shares valued at $11,346,750 of which 360,300 shares valued at $8,106,750 are forfeitable; Charles J. Marsden, 146,170 shares valued at $3,288,825, of which 102,170 shares valued at $2,298,825 are forfeitable; Robert W. Ackley, 90,900 shares valued at $2,045,250, of which 63,900 shares valued at $1,437,750 are forfeitable; Edmund H. Fording, Jr.,
34,100 shares valued at
$767,250, all of which shares are forfeitable; and Marvin H. Happel, 69,060 shares valued at $1,553,850, of which 49,060 shares valued at $1,103,850 are forfeitable. Dividends are paid on restricted shares from the date of grant but do not vest and are not distributed until the underlying shares are distributed.

2  1991 grants reflect the 2-for-1 stock split on May 22, 1992.

3 Includes the following amounts paid during 1993 under the Corporation's Supplemental Medical and Dental Reimbursement Plans
(SMD), and employer contributions to the Corporation's Employee Stock Ownership Plan (ESOP) and Individual Account Retirement Plan
(IARP) (with that portion of the ESOP and IARP contributions in excess of the Section 401(k) and Section 415 limitations having been paid into the Corporation's Benefit Equalization Plan): Mr. Calarco, $4,144 (SMD), $36,732 (ESOP), $64,604 (IARP); Mr. Marsden,
$7,087 (SMD), $13,600   (ESOP), $23,706 (IARP); Mr. Ackley, $2,144
(SMD), $11,350 (ESOP),
$19,863 (IARP); Mr. Fording, $1,331 (SMD), $8,800 (ESOP),
$15,400 (IARP); and Mr. Happel, $2,860 (SMD), $8,839 (ESOP),
$15,470 (IARP).


              Option Grants In Last Fiscal Year(1)




                                Individual Grants

                             Percent
                 Number      of Total                       Potential Realizable
                 of          Options                         Value at Assumed
                 Securities  Granted to                   Annual Rates of Stock
                 Underlying  Employees   Exercise  Expir-   Price Appreciation
                 Options     in Fiscal   Price     ation    for Option Term
                 Granted(#)  Year        ($/Sh)    Date       5%($)   10%($)
Name
V.A. Calarco      54,823(2)   25.9%      19.3125   11/19/03  665,962  1,687,315
                   5,177(3)    2.4%      19.3125   10/19/03   62,888    159,335

C.J. Marsden      11,823(2)    5.6%      19.3125   11/19/03  143,620    363,882
                   5,177(3)    2.4%      19.3125   10/19/03   62,888    159,335

R.W. Ackley       10,823(2)    5.1%      19.3125   11/19/03  131,472    333,105
                   5,177(3)    2.4%      19.3125   10/19/03   62,888    159,335

E.H. Fording       5,120(2)    2.4%      19.3125   11/19/03   62,195    157,581
                   6,380(3)    3.0%      19.3125   10/19/03   77,501    196,360

M.H. Happel        3,048(2)    1.4%      19.3125   11/19/03   37,026     93,810
                   5,952(3)    2.8%      19.3125   10/19/03   72,302    183,188





1 An option entitles the holder to purchase one share of the Common Stock of the Corporation at a purchase price equal to the fair market value of the Corporation's Common Stock on October 20, 1993, the date of grant of all of the options shown in the table. All options are subject to expiration prior to the dates shown in the table in case of death or termination of employment. Fifty percent of the options shown in the table are exercisable beginning on the first anniversary of the date of grant, and fifty percent are exercisable beginning on the second anniversary of the date of grant. The purchase price for stock on the exercise of options may be paid in cash or in shares of the Corporation's Common Stock already owned by the option holder, or by a combination thereof. In the event of a change in control of the Corporation, all of the options shown in the table will immediately become exercisable.
2 Non-qualified options.
3 Incentive options.

                      Aggregated Option Exercises In Last Fiscal Year
                   And Fiscal Year-End Option Values (1)

                                      Number of Securi-   Value of Unexer-
                                       ties Underlying     cised In-the-Money
                                       Unexercised Options Options at FY-End
                                          FY-End(#)                ($)
                Shares        Value
                 Acquired on   Realized  Exercis-  Unexer-  Exercis-   Unexer-
  Name          Exercise (#)   ($)(2)      able     cisable  able       cisable

V.A. Calarco     256,492     5,252,199   770,160   85,000  12,265,584   279,375

C.J. Marsden      25,316       564,158   233,426   24,250   3,571,769    79,719

R.W. Ackley         --            --      41,000   22,500     272,062    73,938

E.H. Fording        --            --      55,000   15,500     611,610    50,875

M.H. Happel       19,474       303,162    29,676   12,750     241,507    41,906

1 All numbers reflect the 2-for-1 stock split on May 22, 1992.
2 Fair market value at date of exercise less exercise price.


Compensation Committee Interlocks and Insider Participation

Messrs. Fox, Headrick, Huber, Law and Piccolo served as members and Mr. Bitonti served as Chairman of the Executive
Compensation Committee of the Board during the last completed fiscal year. No member of the Executive Compensation Committee is a current or former officer or employee of the Corporation or any of its subsidiaries.

During 1993, Mr. Calarco served as a director of Caremark
International Inc., of which Mr. Piccolo is Chairman and Chief
Executive Officer.

Retirement Plans

     Each of the officers named in the summary compensation table on page __ are covered by supplemental retirement agreements with the Corporation. Under each supplemental agreement, the aggregate benefit payable on an annualized basis from employer contributions under the Corporation's Individual Account Retirement Plan to each officer at normal retirement age will be supplemented by the Corporation so that the total annual benefit payable to him for life will be either 35% or 50% of the average total compensation (including salary and bonus) paid to him during the highest five years of the last ten years prior to his normal retirement age. A supplemental benefit in a reduced amount may be payable in the event of termination of employment prior to normal retirement age. At any time after the date on which benefit payments commence, the officer may elect to receive a single lump sum equal to 90% of the actuarial equivalent of the benefit otherwise payable to the officer. An officer may elect to have his supplemental benefit under the agreement paid in a form which will provide for the continuation of benefits, to a beneficiary selected by him, upon his death after retirement. Each agreement also provides for the payment of a reduced benefit to the officer's beneficiary in the event of his death prior to normal retirement age and for the payment of disability benefits in addition to those available under the Corporation's regular disability insurance program. Benefits under each agreement are payable only if the officer has completed at least five years of service after entering into the agreement, does not voluntarily terminate his employment unless such termination is the result of his retirement under a retirement plan or is with approval of the Board, and meets certain other conditions set forth in the agreement.

     Each of the supplemental retirement agreements also provides that if, after a change in control of the Corporation (as defined in the agreement) has occurred, the officer's employment is terminated by the Corporation other than for cause, disability, or death or the officer resigns for good reason (as so defined), the officer will be vested in an unreduced benefit equal to 35% or 50% (whichever level is applicable to him under the agreement) of his average total compensation over the highest five of the last ten years of his employment. In the event the officer is under age 55 when terminated, the benefit would be based on his final average total compensation projected to age 55 in accordance with certain assumptions set forth in the agreement. The benefit would be paid annually for life commencing at age 65, with provision made for payment to the officer's beneficiary of the value of the expected benefit in the event of his death prior to attaining that age.

     The following table sets forth the estimated aggregate annual benefit payable to each of the officers named in the table under his supplemental retirement agreement, from employer contributions to the IARP, and (in the case of Mr. Ackley) under a retirement plan which was terminated in 1982, upon retirement at or after normal retirement age based on each officer's compensation history to date and assuming payment of such benefit in the form of a life annuity:

                                    Estimated Annual
Name of Individual                  Retirement Benefit

Vincent A. Calarco                     $412,958
Charles J. Marsden                      110,454
Robert W. Ackley                         87,652
Marvin H. Happel                         70,663

Employment Agreements

     Mr. Calarco is employed pursuant to an employment agreement which was amended and restated in February 1988. The amended agreement provides for Mr. Calarco's employment as Chairman of the Board, President and Chief Executive Officer for a term of three years, with automatic annual one year extensions of the term unless the Corporation gives notice at least 60 days prior to the anniversary of the date of the agreement that the term will not be extended. The amended agreement calls for a base salary of not less than $310,000 and for Mr. Calarco's continued participation in employee benefit plans and other fringe benefit arrangements substantially as in the past. In the event Mr. Calarco's employment is terminated by the Corporation other than for cause, disability, or death or by Mr. Calarco for good reason (as defined in the agreement), the Corporation is obligated to pay Mr. Calarco his salary to the date of termination, incentive compensation in an amount no less than the bonus paid to him for the prior year pro-rated to that date, and a lump sum termination payment equal to three times the sum of his then current salary and the highest bonus paid to him during the three years preceding his termination, to continue other employee benefits provided under the agreement for a period of three years or until he obtains other employment, and to make certain additional payments to cover any excise tax imposed under the Internal Revenue Code of 1986 on the amounts payable as a result of his termination and any legal fees incurred by Mr. Calarco in enforcing the Corporation's obligations under the agreement.

     The Corporation has entered into employment agreements with certain other key management employees, including Messrs. Marsden, Ackley, Fording and Happel. Each agreement is operative only upon the occurrence of a change in control (as defined in the agreement) and is intended to encourage the executive to remain in the employ of the Corporation by providing him with greater security. Absent a change in control, the agreement does not require the Corporation to retain the executive or to pay him any specified level of compensation or benefits. In the event of a change in control, the agreement provides that there will be no change, without the executive's consent, in the salary, bonus opportunity, benefits, duties, and location of employment of the executive for a period of one or two years after the change in control. If, during such period, the executive's employment is terminated by the Corporation other than for cause, disability, or death or the executive resigns for good reason (as defined in the agreement), the Corporation will pay the executive his salary to the date of termination, incentive compensation in an amount no less than the bonus paid to him for the prior year pro-rated to that date, and a lump sum severance payment equal to one or two times (depending on the executive) the sum of his base salary and the highest bonus paid to him during the three years preceding his termination and will continue other employee benefits similar to those provided to the executive prior to his termination for a period of one or two years or until his earlier employment with another employer.


APPROVAL OF SELECTION OF INDEPENDENT AUDITOR

     The Board of Directors has, subject to approval by the stockholders, selected the firm of KPMG Peat Marwick, which has been the auditor of the Corporation for many years, to act as auditor for the fiscal year 1994 and to perform other appropriate accounting services. The Board of Directors recommends a vote for approval, and unless otherwise directed, proxies will be voted in favor of this selection. The affirmative vote of the holders of a majority of the shares of the Corporation represented and entitled to vote at the meeting is required for such approval.

     The Corporation has been advised that representatives of KPMG Peat Marwick will be present at the annual meeting, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions raised at the meeting.


APPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF ANNUAL INCENTIVE
COMPENSATION

     Section 162(m) of the Internal Revenue Code, enacted into law last year, prohibits the deduction by publicly held corporations of certain performance-based employee compensation exceeding one million dollars per year unless specified conditions are satisfied. To be deductible, such compensation must be paid solely on account of the attainment of one or more performance goals established by, and the achievement of which is certified by, a compensation committee consisting of two or more outside directors. In addition, the material terms of the performance goals used to determine the compensation must be disclosed to and approved by the stockholders of the corporation paying the compensation prior to payment.

     The Board of Directors seeks stockholder approval of the material terms for the payment of annual incentive compensation under the Annual Incentive Compensation Plan for "A" Group of Senior Executives so that any such compensation will be fully deductible by the Corporation under Section 162(m) of the Internal Revenue Code. The approval of the stockholders will be a condition of the payment of incentive compensation under the plan.

     The Committee on Executive Compensation administers the Annual Incentive Compensation Plan for "A" Group of Senior
Executives.  Mr. Calarco is the only participant in this plan.
Each year, a pool of funds may be made available by the Committee under this plan for the payment of incentive compensation. The amount, if any, in the pool for any year is determined based on the return on stockholder's equity achieved by the Corporation for the year.

     The maximum amount of annual incentive compensation which may be paid to Mr. Calarco under the plan is the lesser of the funds, if any, in the pool, 100% of salary (currently $495,000) or $650,000. In 1994, Mr. Calarco received $495,000 under the plan for fiscal year 1993.

     The amount actually paid in any year may be less than the maximum if the Committee on Executive Compensation determines that goals for other performance measures, such as revenue and earnings growth, have not been met.

     The Board of Directors recommends a vote for approval of the material terms of the performance goal, as described above, for determination of annual incentive compensation under the Annual Incentive Compensation Plan for "A" Group of Senior
Executives. The affirmative vote of the holders of a majority of the shares of the Corporation represented and entitled to vote at the meeting is required for such approval.

STOCKHOLDER PROPOSALS

     Under rules of the Securities and Exchange Commission, any proposal of a stockholder which is intended to be presented for action at the annual meeting of the stockholders to be held in 1995 must be received by the Corporation at its principal executive offices by November 11, 1994, in order to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1995 meeting.


OTHER MATTERS
      As of the date of this statement, the Board of Directors does not know of any matter other than those referred to in this Proxy
Statement as to which action is expected to be taken at the annual meeting of stockholders.

     The affirmative vote of the holders of a plurality of the shares which are present in person or represented by proxy at the meeting is required to elect directors, and the affirmative vote of the holders of a majority of the shares which are present in person or represented by proxy is required to approve all other matters listed in the notice of meeting. Proxies which are marked "abstain" on the proposals to be voted upon at the meeting will be counted for the purpose of determining the number of shares represented in person and by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against the matters to be considered at the meeting. Shares not voted on any such matter on proxies returned by brokers will be treated as not represented at the meeting as to such matter.

     The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. Where a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with the specification so made. If no choice is specified, such shares will be voted for (i) the election as directors of the four nominees for Class III directorships named herein, (ii) in favor of the selection of KPMG Peat Marwick as auditor for fiscal year 1994, and (iii) in favor of approval of the material terms of the performance goal under the Annual Incentive Compensation Plan for "A" Group of Senior Executives.

    If any business not referred to in this Proxy Statement shall properly come before the meeting, it is intended that those persons named as proxies will vote the proxies in accordance with their judgment of the best interests of the Corporation and its stockholders.

The cost of solicitation will be borne by the Corporation. In addition to solicitation by mail, the management of the Corporation may solicit proxies personally or by telephone and has retained the firm of D. F. King & Co., Inc. to assist in such solicitation at a fee of $4,000. The Corporation may also request brokerage firms and other nominees or fiduciaries to forward copies of its proxy material to beneficial owners of stock held in their names, and the Corporation may also reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.


   By Order of the Board of Directors,


                             JOHN T. FERGUSON, II
                                   Secretary

Dated: March 11, 1994
                 Appendix

Performance Graph

The performance graph comparing cumulative total shareholder return over a five-year period to returns on the Standard & Poor's 500 Index and a peer group of 22 specialty chemical companies appears on page 9 of the paper document disseminated to stockholders. The electronic filing includes a chart under the Section entitled "Performance Graph" that provides the data points and describes the data in the graph.

FORM OF PROXY - FRONT

CROMPTON & KNOWLES CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

For Annual Meeting on April 12, 1994, at The Metropolitan Club
One East Sixtieth Street, New York, N.Y. 10022, 11:15 A.M.

The undersigned appoints VINCENT A. CALARCO, CHARLES J. MARSDEN, and JOHN T. FERGUSON, II, or any of them, with power of substitution, proxy and attorney for the undersigned to vote all shares of stock of Crompton & Knowles Corporation which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of said Corporation to be held on April 12, 1994, and any adjournments thereof, with all powers the undersigned would have if present, upon the proposals set forth on the reverse side and in their discretion on all matters properly coming before the meeting, including those described in the Notice and Proxy Statement thereof, receipt of which is acknowledged.

This Proxy will be voted as directed, or where no direction is given, will be voted "FOR" Proposals Nos. 1, 2, and 3. If any nominee for the Board of Directors named in the Proxy Statement is unavailable to serve, this Proxy will be voted for such substitute nominee as may be recommended by the Board of Directors. The Board of Directors is not aware of other matters to come before the meeting.

CONTINUED, AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE


FORM OF PROXY - BACK

CROMPTON & KNOWLES CORPORATION


The Board of Directors recommends a vote FOR Proposals 1, 2, and 3.

1. Election of Robert A. Fox, Roger L. Headrick, Leo I. Higdon, Jr. and Howard B. Wentz, Jr.

FOR ALL NOMINEES with exceptions noted ____

(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)
_______________________________________________________________

WITHHOLD AUTHORITY FOR ALL NOMINEES ___

2. Approval of the selection by the Board of KPMG Peat Marwick as independent auditors for 1994.

FOR ___   AGAINST ___   ABSTAIN ___

3. Approval of the material terms of the performance goal under the Annual Incentive Compensation Plan for "A" Group of Senior
Executives.

FOR ___  AGAINST ___  ABSTAIN ___


PLEASE MARK VOTES xx OR x

DATED:____________________________________, 1994

__________________________________________________
SIGNATURE(S) OF STOCKHOLDER(S)

Note: Signature should agree with name stenciled hereon. When signing as executor, administrator, trustee, or attorney, please give full title as such. For joint accounts or co-fiduciaries, all joint owners or co-fiduciaries should sign.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS